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                                                                  Exhibit 10.1.1


                               FOURTH AMENDMENT TO
                 AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN
                                       OF
                              MKS INSTRUMENTS, INC.

The Amended and Restated 1995 Stock Incentive Plan, as amended be and hereby is amended as follows:

                  by deleting the first sentence of Section 4(a) thereof in its entirety and inserting in lieu thereof the following:

         "Effective January 1, 2002 and subject to adjustment under Section 4(c), the number of shares of Common Stock (as defined below in Section 4(d)) available for Awards under the Plan: (i) shall annually increase by 5% of the total shares of the Company's outstanding Common Stock on January 1 of each year; and (ii) in the event of an increase in the total shares of the Company's Common Stock after January 1 of any such year in connection with the acquisition of any corporation, partnership or other business entity by the Company (whether by merger, stock purchase or otherwise), shall increase by 5% of such increased amount. Such increases shall occur until such time as the aggregate number of shares of Common Stock which may be issued under the Plan is 9,750,000 shares, subject to adjustment under Section 4(c)."

Adopted by the Board of Directors on January 23, 2002.